Exhibit 99.1

Tuesday, April 13, 2021
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.56

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $44,871,000 for the quarter ended March 31, 2021, an increase of 23% from $36,377,000 for the quarter ended March 31, 2020. After the effect of dividends on preferred stock, net income available for common shareholders was $0.56 per diluted share for the quarter ended March 31, 2021, compared to $0.47 per diluted share for the quarter ended March 31, 2020, a $0.09 or 19% increase in fully diluted earnings per common share. Return on common shareholders equity for the quarter ended March 31, 2021 was 8.17% compared to 7.19% for the quarter ended March 31, 2020. Return on assets for the quarter ended March 31, 2021 was 0.93% compared to 0.89% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "We want to acknowledge the significant progress made in the vaccine deployment and the resulting decrease in the number of COVID-19 hospitalizations and deaths. We are thankful for the hard work and sacrifice of so many that has made this possible. One year ago, as we entered this global pandemic, WaFd Bank began planning for the worst and hoping for the best. Many were predicting significant loan losses as the economic hardships of the pandemic impacted both individuals and businesses. We are grateful to report that thus far not only did those losses not materialize, we actually experienced over $3 million of net recoveries. An argument could be made portions of our loan portfolio are stronger today than one year ago as real estate values in most of our markets have increased substantially – which translates into lower loan-to-values and therefore, lower risk.

"Another broad assumption was that asset growth would be difficult at best given historically low interest rates. Despite the onslaught of loan repayments, over the last year WaFd Bank has grown loans outstanding by $1.1 billion or 9.0%, with loan originations up 49%. That is an astounding increase when you consider the same period last year was also a record year and during the past 12 months, most of our commercial banking team and corporate employees are working from home."
Beardall continued, "As we recognized that the financial ramifications of the pandemic on our Bank were going to be substantially less than anticipated, we seized the opportunity to execute several strategic transactions. First, we borrowed $1 billion for ten years at a fixed rate of less than 0.75%. Next, for the first time in our history, we issued $300 million of non-cumulative perpetual preferred stock at a rate of 4.875%, which is roughly half of what we view as our long-term cost of capital. Earnings per share increased by a smaller percentage than earnings this quarter because the Company is still in the process of fully deploying the capital raised through the preferred stock issuance. Once the preferred stock is fully deployed it is expected to be accretive to earnings per share. Finally, we repaid over $500 million of high cost debt. Collectively, we believe these transactions will accrue to the benefit of shareholders for years to come.
"Perhaps the most important development, in terms of enhancing our franchise value, is the growth and diversification of deposits. Over the last year, total deposits increased by $2.7 billion or 22.6%, while the weighted average cost of deposits decreased from 0.77% to 0.25%. Checking accounts are now 40.5% of total deposits. Building a low-cost deposit base is a key component of our strategic plan and we are pleased with the substantial progress we’ve made on this front.
"As we head into the second half of our fiscal year, we see the increase in the 10-year bond interest rate slowing down repayments which, if strong loan production continues, will allow the Company to deploy some of the $2.3 billion of cash on our balance sheet and thereby improve net interest income. Given the strength of the balance sheet and the potential to grow future earnings, we believe that the stock is trading below its intrinsic value and represents one of the best investments available for the Company."

Total assets were $19.5 billion as of March 31, 2021, compared to $18.8 billion at September 30, 2020, primarily due to the $615 million increase in cash driven by the substantial growth in customer deposits noted below.
Customer deposits totaled $14.8 billion as of March 31, 2021, an increase of $1.0 billion or 7.5% since September 30, 2020. Transaction accounts increased by $1.4 billion or 14.5% during that period, while time deposits decreased $382 million or 9.6%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of March 31, 2021, 75.8% of the Company’s deposits were transaction accounts, up from 71.2% at September 30, 2020. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 96.4% of deposits at March 31, 2021.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.2 billion as of March 31, 2021, a decrease of $550 million since September 30, 2020. Strong growth in deposits has resulted in excess liquidity and consequently the Company has reduced FHLB borrowings. Since September 30, 2020, $200 million of cash flow hedges with an average effective rate of 1.37% were terminated and the associated FHLB borrowings were repaid at their 90-day call date. Additionally, a $200 million partial termination of a cash flow hedge with an average effective rate of 0.79% was terminated and the associated FHLB borrowing was repaid. Lastly, a $150 million FHLB borrowing (unhedged) with a rate of 2.91% was repaid prior to maturity. The weighted average interest rate of FHLB borrowings was 1.84% as of March 31, 2021, compared to 1.82% at December 31, 2020 and 1.79% at September 30, 2020.
The Company had strong loan originations of $1.98 billion for the second fiscal quarter of 2021, an increase of 60% from the $1.24 billion of originations in the same quarter one year ago. This quarter, the Company assisted over 2,000 small businesses with $235 million in SBA Payroll Protection Program ("PPP") loan originations. Largely offsetting loan originations in each of these quarters were loan repayments of $1.55 billion and $1.20 billion, respectively. Commercial loans represented 80% of all loan originations during the second fiscal quarter of 2021 and consumer loans accounted for the remaining 20%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.52% as of March 31, 2021, a decrease from 3.71% as of September 30, 2020, due primarily to payoffs of loans at higher than current market interest rates and new loans originated at current market rates.
Credit quality is being monitored closely and the economic impacts of the pandemic will become clearer over time. As of March 31, 2021, non-performing assets remained low from a historical perspective and totaled $48.9 million, or 0.25% of total assets, compared to 0.35% at December 31, 2020 and 0.20% at September 30, 2020. The change fiscal year to date is due to non-accrual loans increasing by $10.9 million, or 38%, since September 30, 2020. Delinquent loans increased to 0.29% of total loans at March 31, 2021, compared to 0.24% at September 30, 2020. The allowance for credit losses (including the reserve for unfunded commitments) totaled $199 million as of March 31, 2021, and was 1.30% of gross loans outstanding (1.37% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $192.0 million, or 1.33% of gross loans outstanding, at September 30, 2020. Net recoveries were $2.5 million for the second fiscal quarter of 2021, compared to net recoveries of $1.8 million for the prior year same quarter. The Company has recorded net recoveries in 29 of the last 31 quarters.
The Company recorded no provision for credit losses in the second fiscal quarter of 2021, compared to a provision for credit losses of $8.2 million in the same quarter of fiscal 2020. The provision in the prior year quarter was primarily due to the onset of the global pandemic.
On February 8, 2021, the Company issued $300 million of 4.875% Noncumulative Perpetual Series A Preferred Stock, which qualifies as Tier 1 capital. The first dividend on the preferred stock will be paid on April 15, 2021. On February 19, 2021, the Company paid a regular cash dividend on common stock of $0.23 per share, which represented the 152nd consecutive quarterly cash dividend. During the second fiscal quarter of 2021, the Company used a portion of the proceeds from the preferred stock issuance to repurchase 2,824,588 shares of common stock at a weighted average price of $31.53 per share and has authorization to repurchase 11,769,687 additional shares. The totals above include 1,715,335 shares of common stock repurchased under the modified "Dutch auction" tender offer that was completed in March 2021 for a total cost of $53.8 million, including fees and expenses. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2020, tangible equity per share increased by $1.07, or 4.8%, to $23.59 and the ratio of tangible equity to tangible assets was 10.53% as of March 31, 2021.
Net interest income was $124 million for the second fiscal quarter of 2021, an increase of $6.4 million or 5.5% from the same quarter in the prior year. Average interest-earning assets increased $2.9 billion or 18.97% from the prior year while average interest-bearing liabilities increased $1.7 billion or 13.67%. The average rate earned on interest-earning assets declined by 92 basis points while the average rate paid on interest-bearing liabilities declined by 70 basis points. Net interest margin of 2.75% in the second fiscal quarter of 2021 was unchanged from the prior quarter and down from 3.10% for the same quarter in the prior year. The compression in the net interest margin since the prior year same quarter is primarily due to the rapid drop in short-term rates by the Federal Reserve Bank in response to the global pandemic.
Total other income was $14.5 million for the second fiscal quarter of 2021, a decrease from $16.2 million in the prior year same quarter. During the quarter, a gain of $14.1 million was recognized on the partial termination of an interest rate swap being used to hedge a FHLB borrowing and this was mostly offset by a $13.8 million loss on early repayment of a fixed-rate FHLB borrowing.
Total other expense was $81.7 million in the second fiscal quarter of 2021, an increase of $2.3 million, or 2.9%, from the prior year's quarter. Compensation and benefits costs increased by $5.0 million, or 13.0%, over the prior year quarter primarily due to a 1.9% rise in headcount, annual merit increases as well as higher bonus compensation that reflects increased loan production activity. The Company’s efficiency ratio in the second fiscal quarter of 2021 was 59.0%, compared to 59.3% for the same period one year ago.
Income tax expense totaled $11.9 million for the second fiscal quarter of 2021, as compared to $9.9 million for the prior year same quarter. The effective tax rate for the quarter ended March 31, 2021 was 21.00% compared to 21.35% for the quarter ended March 31, 2020. The Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments.
WaFd Bank is headquartered in Seattle, Washington, and has 232 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2021	September 30, 2020
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$2,318,447	$1,702,977
Available-for-sale securities, at fair value	2,438,902	2,249,492
Held-to-maturity securities, at amortized cost	494,089	705,838
Loans receivable, net of allowance for loan losses of $172,653 and $166,955	13,035,423	12,792,317
Interest receivable	54,073	53,799
Premises and equipment, net	259,560	252,805
Real estate owned	5,316	4,966
FHLB and FRB stock	119,991	141,990
Bank owned life insurance	230,520	227,749
Intangible assets, including goodwill of $302,707 and $302,707	309,086	309,906
Federal and state income tax assets, net	—	5,708
Other assets	268,174	346,508
	$19,533,581	$18,794,055
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$11,228,666	$9,806,432
Time deposits	3,590,755	3,973,192
Total customer deposits	14,819,421	13,779,624
FHLB advances	2,150,000	2,700,000
Advance payments by borrowers for taxes and insurance	36,289	49,462
Federal and state income tax liabilities, net	13,424	—
Accrued expenses and other liabilities	181,494	250,836
	17,200,628	16,779,922
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 0 shares issued; 300,000 and 0 shares outstanding	300,000	—
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,980,008 and 135,727,237 shares issued; 73,084,591 and 75,689,364 shares outstanding	135,980	135,727
Additional paid-in capital	1,675,772	1,678,843
Accumulated other comprehensive income (loss), net of taxes	81,176	16,953
Treasury stock, at cost; 62,895,417 and 60,037,873 shares	(1,328,068)	(1,238,296)
Retained earnings	1,468,093	1,420,906
	2,332,953	2,014,133
	$19,533,581	$18,794,055
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$27.82	$26.61
Tangible common shareholders' equity per share	23.59	22.52
Shareholders' equity to total assets	11.94%	10.72%
Tangible shareholders' equity to tangible assets	10.53%	9.22%
Tangible shareholders' equity + allowance for credit losses to tangible assets	11.56%	10.26%
Weighted average rates at period end
Loans and mortgage-backed securities	3.38%	3.55%
Combined loans, mortgage-backed securities and investments	2.75	3.03
Customer accounts	0.25	0.48
Borrowings	1.84	1.79
Combined cost of customer accounts and borrowings	0.45	0.69
Net interest spread	2.30	2.34

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$132,757	$138,549	$266,428	$280,695
Mortgage-backed securities	6,696	14,341	13,926	29,953
Investment securities and cash equivalents	7,301	6,728	14,222	13,794
	146,754	159,618	294,576	324,442
INTEREST EXPENSE
Customer accounts	10,729	28,638	24,839	60,119
FHLB advances and other borrowings	11,991	13,368	25,189	27,026
	22,720	42,006	50,028	87,145
Net interest income	124,034	117,612	244,548	237,297
Provision (release) for credit losses	—	8,200	3,000	4,450
Net interest income after provision (release)	124,034	109,412	241,548	232,847
OTHER INCOME
Gain (loss) on sale of investment securities	—	15,028	—	15,028
Gain (loss) on termination of hedging derivatives	14,110	—	14,110	—
Prepayment penalty on long-term debt	(13,788)	(13,809)	(13,788)	(13,809)
Loan fee income	872	3,048	3,264	4,852
Deposit fee income	5,960	6,099	11,986	12,359
Other Income	7,323	5,875	12,775	44,187
	14,477	16,241	28,347	62,617
OTHER EXPENSE
Compensation and benefits	43,632	38,617	86,355	75,248
Occupancy	10,473	10,913	20,065	21,048
FDIC insurance premiums	3,755	2,470	7,018	4,940
Product delivery	4,401	3,897	9,338	8,164
Information technology	10,696	11,501	22,527	28,608
Other	8,789	12,035	17,853	24,061
	81,746	79,433	163,156	162,069
Gain (loss) on real estate owned, net	34	31	(415)	(855)
Income before income taxes	56,799	46,251	106,324	132,540
Income tax provision	11,928	9,874	22,502	28,297
Net income	44,871	36,377	83,822	104,243
Dividends on preferred stock	2,722	—	2,722	—
Net income available to common shareholders	$42,149	$36,377	$81,100	$104,243
PER SHARE DATA
Basic earnings per common share	$0.56	$0.47	$1.07	$1.34
Diluted earnings per common share	0.56	0.47	1.07	1.34
Cash dividends per common share	0.23	0.22	0.45	0.43
Basic weighted average shares outstanding	75,354,765	76,987,532	75,576,288	77,737,977
Diluted weighted average shares outstanding	75,393,464	77,007,118	75,582,426	77,776,304
PERFORMANCE RATIOS
Return on average assets	0.93%	0.89%	0.88%	1.27%
Return on average common equity	8.17	7.19	7.91	10.32
Net interest margin	2.75	3.10	2.75	3.13
Efficiency ratio	59.02	59.34	59.79	54.04

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